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                                                                    EXHIBIT 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements filed by AT&T Inc. on Form S-8 for the AT&T Savings Plan and certain other plans (No. 333-111026), Form S-8 for the Stock Savings Plan (No. 333-34062), Form S-8 for the 1992 Stock Option Plan (No. 33-49855), Form S-8 for the 1995 Management Stock Option Plan (No. 333-95887), Form S-8 for the 1996 Stock and Incentive Plan and the 2001 Incentive Plan (Nos. 333-30669 (1996 Plan only) and 333-54398), Form S-8 for the AT&T Stock Purchase and Deferral Plan and Cash Deferral Plan (No. 33-120894), Form S-8 for the AT&T PAYSOP, Pacific Telesis Group Employee Stock Ownership Plan and Tax Reduction Act Stock Ownership Plan (No. 333-99359), Form S-8 for the AT&T Corp. Long Term Savings Plan for Management Employees and certain other plans (No. 333-129814), Form S-3 of AT&T Inc. and the related Prospectuses (No. 333-118476), Form S-8 for the 2006 Incentive Plan (No. 333-135517) and Form S-8 for the BellSouth Corporation Stock and Incentive Compensation Plan, BellSouth Corporation Stock Plan, BellSouth Retirement Savings Plan and the BellSouth Savings and Security Plan filed on December 29, 2006 of our report dated March 3, 2005, relating to the financial statements of Omnipoint Facilities Network II, LLC, which appears in the Form 10-K of Cingular Wireless LLC for the year ended December 31, 2005. Our report is referenced in the report on the consolidated financial statements of Cingular Wireless LLC which is referenced in the report on the consolidated financial statements of BellSouth Corporation which is included in the Annual Report (Form 10-K) of BellSouth Corporation for the year ended December 31, 2005 which appears in the Current Report on Form 8-K of AT&T Inc. dated December 29, 2006.


/s/ PricewaterhouseCoopers LLP
Seattle, Washington
December 28, 2006